Exhibit 6.1

Date: __________

Dear ____________,

Re: Indemnification Letter

Whereas	the charter documents of TVPAGE, INC. (the “Company”) allow the Company to undertake in advance to indemnify the officers of the Company and/or an affiliate company (as defined below) of the Company;

And Whereas	in order to ensure, inter alia, the independence and exercise of free discretion of the officers and allow the officers to perform their duties properly and in the best interest of the Company, to invest the inputs required to perform their duties and obligations and act in a professional and responsible manner in the best interest of the Company, among other things, given the risks involved in the Company’s operations and the personal responsibility imposed by law on the officers for their actions, the Company wishes to grant the officers an indemnification letter in the version set forth below, in accordance with the Israeli Companies Law - 1999 (the “Companies Law”), the Company’s charter documents, the Company’s compensation policy and the resolutions of the Company’s competent organs;

And Whereas
the Company’s board of directors resolved (the “Indemnification Resolution”)  to approve the issuance of indemnification letters to the officers of the Company, as shall be from time to time, including in respect of their tenure, at the Company’s request, as an officer of any other company in which the Company holds shares, directly or indirectly, or that the Company has any interest therein  (the “affiliate company”), as well as to the Company’s employees who are officers in an affiliate company, as shall be from time to time, in accordance with the provisions of the Companies Law, the conditions set forth in this letter and the provisions of any law;

And Whereas	the shareholders of the Company approved the issuance of such indemnification letters;

And Whereas	you are serving as an officer in the Company and/or in a relatedcompany;

We hereby inform you as follows:

1.	The Company hereby undertakes, to the extent permitted by law, as follows:

1.1.
To indemnify you for any liability or expense, as set forth below, to be imposed on you and/or that you shall incur due to actions you have taken, including any decision and/or omission thereof or any derivative thereof and including your actions before the date of this letter and/or the actions that you shall carry out by virtue of your position as an officer in the Company and/or an affiliate company, as follows:

1.1.1
Financial liability imposed on you in favor of another person under a judgment, including a judgment to be rendered in a settlement or arbitral award to be approved by a court, provided that the liability is related, directly or indirectly, to one or more of the events listed in the addendum to this indemnification letter or any other part thereof or related thereto, directly or indirectly and that the maximum amount in respect of such liability shall not exceed the amount specified in Section 2 below which has been determined by the board of directors as reasonable in the circumstances of the case;

1.1.2
Reasonable litigation expenses, including attorney’s fees, incurred due to an investigation or proceeding conducted by a competent authority to conduct an investigation or proceeding, which was concluded without filing an indictment against you and without imposing a financial liability on you as an alternative to a criminal proceeding, or that was concluded without filing an indictment against you but with the imposition of a financial liability as an alternative to a criminal proceeding in an offense that does not require proof of criminal thought or in connection with a financial sanction. In this paragraph – “conclusion of proceedings without an indictment in a matter in which a criminal investigation has been instituted” and “financial liability as an alternative to a criminal proceeding” – as defined in Section 260(a)(1a) of the Companies Law, as amended from time to time.

1.1.3
Reasonable litigation expenses, including attorney’s fees, incurred by you or charged by a court, in a proceeding filed against you by the Company and/or by an affiliate company or on their behalf or by another person, or by a criminal indictment from which you shall be acquitted, or by a criminal indictment in which you shall be convicted in an offense that does not require proof of criminal thought.

1.1.4	Expenses in connection with an administrative proceeding conducted in your case, including reasonable litigation expenses, including attorney’s fees.

1.1.5	Payment to an injured party of a violation to be imposed on you in connection with an administrative proceeding.

In this Section, “another person” – including in the case of a claim filed against an officer by way of a derivative claim.

2.
The indemnification amounts in respect of the liability as stated in Section 1.1.1 above that shall be paid to you according to this indemnification letter, together with the indemnification amounts in respect of the liability as stated in Section 1.1.1 above, which shall be paid by the Company to other officers in the Company and/or affiliate company, according to the indemnification letters to be issued according to the Indemnification Resolution shall not cumulatively exceed 25% of the capital attributed to the Company’s shareholders according to its last (consolidated) financial statements (annual or semi-annual or quarterly) known before the actual indemnification payment, or a total of $5 million, whichever is higher (the “Maximum Indemnification Amount”).

3.
For the avoidance of doubt, it is clarified that the Maximum Indemnification Amount shall apply in addition and beyond the amount to be paid (if and to the extent paid) under insurance and/or indemnification of someone other than the Company (so that the Maximum Indemnification Amount is not reduced due to insurance payments and/or indemnification payments paid, if paid); and that the limit of the Maximum Indemnification Amount as aforesaid shall apply only in connection with the liability as stated in Section 1.1.1 of this indemnification letter.

4.
If and to the extent the total indemnification amount the Company shall be required to pay in respect of the liability as stated in Section 1.1.1 above exceeds the Maximum Indemnification Amount or the balance of the Maximum Indemnification Amount (existing at that time) under Section 2 above, the Maximum Indemnification Amount or the balance thereof shall be divided, as the case may be, between the officers who are entitled to the indemnification (who have not yet received the indemnification) such that the indemnification amount to be received by each of the actual officers shall be calculated according to the ratio between the indemnification amount that would be received by the same officer without the limit of the Maximum Indemnification Amount and the indemnification amount that all officers would have been received cumulatively if not for said limit.

5.
Upon the occurrence of an event for which you may be entitled to indemnification in accordance with the aforesaid, the Company shall make available to you, from time to time, the funds necessary to cover the expenses and other payments involved in handling the legal and/or administrative proceeding, including investigative proceedings, including providing collaterals and/or guarantees and/or other securities, you may have to provide according to interim decisions of any court, arbitrator or competent authority, including for the purpose of replacing foreclosures imposed on your assets, in a way that you shall not be required to pay or finance them yourself, subject to the terms and provisions of this indemnification letter.

6.	Without derogating from the foregoing, the indemnification obligation under this letter is subject to the provisions of this Section:

6.1
You shall notify the Company of any legal and/or administrative proceeding (including investigative proceedings) (the “proceeding”) to be initiated against you, in connection with any event in respect of which indemnification may apply and of any fear or threat submitted to you in writing that proceeding shall be instituted against you as soon as practicable after you have first learned about it and forward to the Company or anyone the Company may designate, any document that shall be delivered to you in connection with such proceeding.

6.2
Subject to the fact that this does not contradict the terms of the liability insurance policy of the Company’s officers – the Company may assume the handling of your defense in that proceeding and/or forward such to any attorney the Company may choose for this purpose (except for an attorney who is not acceptable to you for reasonable grounds), provided that all of the following cumulative conditions are met: (a) the Company shall notify within 45 days from the receipt date of the notice as stated in Section 6.1 above (or a shorter period – if this is required for the purpose of submitting your answer or your response to the proceedings), that it shall indemnify you in accordance with what is stated in this indemnification letter; and (b) the proceeding against you shall include a claim for monetary compensation. The Company and/or such attorney may act within the framework of the above handling at their sole discretion and bring the above proceeding to an end; the attorney appointed as aforesaid shall act and owe a fiduciary duty to the Company and you. In case a conflict of interest arises between you and the Company and/or an affiliate company, the attorney shall notify you and you may hire an attorney on your behalf and the provisions of this indemnification letter shall apply to expenses incurred by you in respect of such appointment. Without derogating from the provisions of this indemnification letter, it is clarified that as long as the Company has not undertaken to handle your defense in the legal proceeding within the specified period as stated, and/or if the Company has not fulfilled any other material obligation under the indemnification letter, you may appoint your own attorney and the provisions of this indemnification letter shall apply to expenses you shall incur in respect of such appointment. In the event that the Company chooses to settle on a monetary charge or resolve a dispute by way of arbitration in connection with a monetary charge, it may do so, provided that the claim against you and/or the threat of a claim against you as set forth in Section 6.1 above are fully removed. At the request of the Company, you shall sign any document that authorizes the Company and/or any attorney as aforesaid to handle your defense on your behalf in the same proceeding and represent you in all related aspects in accordance with the foregoing. If you decide to hire an attorney in addition to the Company’s attorney, the Company and its attorney shall update the attorney on your behalf, provided that you bear the costs of the attorney of your choice.

6.3
You shall cooperate with the Company and/or with any attorney as aforesaid, in any manner that is likely to be required of you by any of them as part of their handling in connection with that proceeding, provided that the Company ascertains to cover all your expenses involved with the case, so that you are not required to pay or finance them yourself, subject to the provisions of this indemnification letter.

6.4
Whether or not the Company operates in accordance with Section 6.2 above, it shall see to cover all expenses and other payments referred to in Section 1.1 above, in such a way that you shall not be required to pay or finance them yourself, without prejudice to the indemnification promised to you under this indemnification letter, subject to the provisions of Section 2 above.

6.5
Your indemnification in connection with any proceeding against you, as stated in this letter, shall not apply to any amount that comes from you due to a settlement, arbitration or arrangement (as defined in Section 54a of the Securities Law, as amended from time to time, the “arrangement”), unless the Company agrees in writing to that settlement, to hold that arbitration or to enter into an arrangement, as the case may be. The Company shall not refuse that settlement, arbitration or holding that arbitration or entering into an arrangement, as the case may be, for unreasonable reasons.

6.6
The Company shall not be required to pay under this letter any monies actually paid to you or for you or on your behalf in any way as part of any insurance or indemnification obligation of someone other than the Company. For the avoidance of doubt, it is clarified that the indemnification under this letter shall apply beyond (and in addition) to the amount to be paid (if and to the extent paid) within the framework of such insurance and/or indemnification.

6.7
Upon your request for payment in connection with any case under this letter, the Company shall take all necessary actions by law for its payment and shall work to arrange any approval required in connection therewith, if required, including court approval, if and to the extent required.

7.
The Company’s obligations under this letter shall be made available to you and/or your estate even after the end of your tenure as an officer in the Company and/or an affiliate company, provided that the actions for which an indemnification obligation is given were carried out and/or shall be carried out during your tenure as an officer in the Company and/or an affiliate company.

8.
In the event that the Company pays you or pays on your behalf any amounts under this indemnification letter in connection with any proceeding and then determines that you are not entitled to indemnification by the Company for those amounts, these amounts shall be considered a loan granted to you by the Company bearing interest at the minimum rate required from time to time by law in order not to trigger a taxable benefit, and you shall return such amounts to the Company when required to do so in writing and in accordance with a payment schedule determined by the Company, provided you repay such no later than six months from the date it shall become evident that you are not entitled to indemnification.

In this indemnification letter and its addendum –

“Companies Law”	The Israeli Companies Law – 1999;
“Securities Law”	The Israeli Securities Law – 1968;
“Officer”	Within the meaning of the Companies Law, as well as a legal counsel and company secretary;
“Action” or its any derivative -
Including a decision, act and/or omission (or any derivative of the above) and including your actions before the date of this indemnification letter during your tenure as an officer of the Company and/or an affiliate company;

“Administrative Proceeding”
Proceeding under Chapter H3 (Imposition of a Financial Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee) or Chapter I1 (Arrangement to Refrain from Initiating Proceedings or to Cease Proceedings, Subject to Conditions) of the Securities Law; Proceeding  under Chapter G1 of the Israeli Economic Competition Law; Proceeding under Part Nine, Chapter Four Fourth Mark of the Companies Law; As well as any other administrative proceeding or other enforcement proceeding or additional administrative proceeding which by law (whether existing or enacted in the future) indemnification may be granted in respect of expenses incurred in connection therewith or payments or liabilities related thereto or in respect thereof;

“Payment to injured party of a violation”
Payment to the injured party as specified in section 52 ND (a)(1)(a) of the Securities Law or any payment to an injured party under another administrative proceeding or another law (whether existing or enacted in the future) in respect of which or in connection therewith indemnification may be granted to an officer;

“Economic Competition Law”	The Israeli Economic Competition Law – 1988.

Any such provision of legislation - in its wording as amended from time to time.

All that is said in masculine means also in feminine language.

9.
Nothing in this indemnification letter shall derogate and/or infringe upon the Company’s right (but it is not obligated to do so) to indemnify you retrospectively due to liability or expense that you shall have to pay as stated in Section 1 above and in respect of indemnification under Section 1.1 above also beyond the amount and without the restrictions as specified therein, subject to any law.

10.
The Company’s obligations under this indemnification letter shall be interpreted broadly and in a manner intended for their fulfillment and to the maximum extent permitted by law, for the purpose of which it was intended. In the event of a conflict between any provision of this indemnification letter and a provision of law that cannot be conditioned upon, amended or added to, said provision of the law shall prevail, but this shall not prejudice or detract from the validity of the other provisions of this indemnification letter.

11.
Waiver of a right under this indemnification letter shall not be valid except in writing. A waiver of a right under this indemnification letter shall not constitute a waiver of any other right to which you are entitled under this indemnification letter.

12.	The addendum to this indemnification letter forms an integral part hereof.

13.
The indemnification obligation under this indemnification letter does not constitute a contract in favor of any third party (except heirs), including any insurer and each insurer shall not have the right to demand the Company’s participation in payment, to which the insurer is liable under the policy signed with him (except deductible).The indemnification letter shall bind the Company as well as any party that comes in the Company’s place.

14.
The applicable law for purposes of this indemnification letter is Israeli law and the competent court in Tel Aviv-Yafo is given the exclusive authority to hear disputes arising from this indemnification letter.

15.
The provisions of this indemnification letter override any previous undertaking or consent (prior to signing this indemnification letter), whether in writing or verbally between the Company and the officer in the matters stated in the indemnification letter, even in relation to events that occurred before signing this indemnification letter.

In witness thereof the Company has executed this document by its authorized signatories that were duly authorized.

_________________________
TVPAGE, INC.

I hereby confirm the receipt of this letter and approve my consent to its terms:

Name: ______ signature: ______ date:________

The Addendum

These are the events:

1.
A transaction (including an exceptional transaction) or action including the transfer, sale, purchase or lease of assets or liabilities (including real estate, securities or rights) or the grant or receipt of a right in any of them and an action directly or indirectly involving such transaction.

2.
An event arising, directly or indirectly, from an offer, issuance, distribution, sale, purchase, and/or listing or delisting from trading of securities of any kind (including capital and debt) - whether of the Company or of another corporation, or made by or on behalf of the Company and whether made by another entity, including, but without derogating from the generality of the foregoing, public offering of securities (including by way of a sale offer), in-kind distribution (of the Company’s securities and/or securities held by the Company) or distribution by way of benefit or rights of securities, tender offer, purchase of securities (including re-purchase), private offering, and whether or not made according to a prospectus or draft prospectus or according to any other document, whether or not such an action took place, as well as any other action in connection with the Company’s capital, whether or not it involves the issuance of securities.

3.
An event arising, directly or indirectly, from the Company being a public company or a reporting corporation, as these terms are defined in the Companies Law, or resulting from the Company’s securities being offered to the public, or from the Company’s securities being listed on the Israel Stock Exchange or abroad.

4.
An action related to the management of the Company’s liquidity, including raising of debt, credit lines and loans of any type and in any way (including through commitment letters and/or commercial securities), and any action and decision related to debt management, lines of credit and loans extended to the Company, including in connection with their repayment and/or non-repayment, the conditions of their provision, investment of liquid balances, cash flow management and the Company’s liquidity and the Company’s compliance with financial covenants and/or legal provisions in connection with financial and/or capital ratios.

5.
Actions and/or decisions in connection with the preparation, arrangement, approval, publication or signing of financial statements, interim financial statements, annual reports, periodic and quarterly reports, etc., including providing an assessment in connection with the effectiveness of internal control (SOX), making decisions regarding the operation of accounting principles and restatement in the financial statements, reliance on accounting estimates and assessments (among others, for the purpose of IFRS and accounting and reporting principles applicable to the Company), as well as budgets, business work plans or forecasts in connection with the Company.

6.
Providing information, presentations, opinions, assessments, forecasts, estimates, data, professional positions, financial statements, reports or notices, submitting applications to any competent authority and/or any other government office (including the Registrar of Companies, the Israel Securities Authority, the Israel Tax Authority, the Ministry of Environmental Protection and the Competition Authority) as well as any action related to the implementation of legal provisions (including guidelines, directives, orders, etc.) applicable to the Company which have been issued by any competent authority and/or any other government office.

7.	Actions within or related to legal proceedings of the Company and/or against it, including outside Israel.

8.
Action related to the provision of information, presentations, assessments, forecasts, estimates, data, reports, opinions, financial statements or notices, to any third party, including within the framework of a business contract of the Company and/or as part of a shareholder’s action in connection with its holdings in the Company, an event as stated in Section 2 above, or by virtue of the provisions of any law (including: according to the Companies Law, the Securities Law, including regulations enacted thereunder or according to rules or guidelines customary on the stock exchange in Israel and/or on stock exchanges abroad).

9.
The making of a remark, statement and expressing a position or opinion, whether in writing, verbally or in any other way, including in a meeting or assembly or any other forum, or through the distribution or publication of a document, message, response or notice.

10.
Action contrary to the Economic Competition Law, including a restrictive arrangement; as well as actions relating to regulation and/or laws regarding antitrust, mergers, restrictive arrangements, infringement upon competition and/or commercial wrongs.

11.	Transfer of information required or permitted to be transferred by law to interested parties of the Company.

12.	Payment or demand for payment applicable to the Company by law.

13.	Action in connection with the management of the Company’s risks (including insurance of the types of risks to which the Company is exposed).

14.
Actions in connection with the issuance and receipt of licenses, permits and exemptions, including business licenses and licenses and approvals required to conduct the Company’s business, development, production and marketing of its products, and compliance with the terms of such licenses, permits and exemptions as well as with standards related to the Company’s business and products in accordance with the provisions of the competent authority or under any law.

15.	Decisions and actions in connection with the distribution of dividends to the Company’s shareholders and/or another distribution (as the term “distribution” is defined in the Companies Law).

16.	A class action or derivative claim concerning the Company, subsidiaries or any affiliate company.

17.
Actions in connection with an investment, purchase, holding and sale of securities issued by various entities (including the state) as well as investments in financial assets or other rights whether in Israel or abroad, including an action (including the exercise of securities and rights) in connection with securities and rights in related companies and/or in real and other companies, in Israel and/or abroad, as well as decision-making and/or actions in connection with the management of the Company’s own account (Nostro).

18.
An action and/or transaction arising out of or related to the tenure on behalf of the Company in a competent organ in any related corporation and/or appointment on behalf of the Company in the related corporation, including an action in connection with the exercise of voting rights in related corporations.

19.
Actions concerning the approvals of the Company's transactions with its officers, interested parties and/or controlling shareholders in the Company, and/or any other transaction mentioned in Sections 267A and 270 of the Companies Law.

20.	Any claim concerning the argument of erroneous business judgment and a reasonable level of professionalism, expertise and caution concerning the Company’s business.

21.
Violations of laws, guidelines, regulations, standards, orders and/or any other provisions which are binding in Israel or outside Israel are directly and/or indirectly related to the Company’s activities as it may be from time to time.

22.
Actions in connection with conducting and management of controls over the Company’s activities, its employees and officers, handling deficiencies, exceptional events (such as ethical offenses, embezzlements and corruptions, including actions in connection with revealing corruptions) and complaints of employees and/or customers and/or other third parties, monitoring the implementation of audit reports and deficiency correction, preparing and approving audit work plans and supervising internal audit work.

23.
Actions and/or decisions related to environmental issues and/or activities in the field of hazardous materials, including those that cause, contribute, create, increase, retain, allow, do not prevent and/or do not reduce, either directly or indirectly, damage or harm to the environment, including the quality of air, water, food, soil, flora and fauna, and/or exposing humans, animals or plants to harm, damage, nuisance or disease under any law or directive of a competent authority.

24.
Outlining policies and/or procedures, assimilation of information, procedures, laws, regulations, rules, regulatory and other provisions among company employees and any flaw, failure or omission that was not observed in supervision and/or audit and/or control and/or job definition and/or by demarcating powers or failing to take measures to prevent such flaw.

25.	Actions in connection with the establishment, registration, management and use of information, prescriptions and databases.

26.
Any proceeding (including a claim), action or demand in relation to the Company’s intellectual property rights, their registration, enforcement and protection and/or in relation to a violation committed or alleged of intellectual property right and/or in relation to abuse of the third party intellectual property by the Company or anyone on its behalf; and any proceeding, action, demand or violation of legal provisions related to privacy protection provisions.

27.	Actions contrary to the charter documents of the Company.

28.
Events related to employee-employer relations, including (without derogating from the generality of the foregoing), negotiations, entering into and implementing individual or collective employment agreements, employee benefits, allocation of securities, employee loans, working conditions and employment, compensation, recruitment, employment and non-employment, promotion of employees, handling of pension arrangements, insurance and savings funds and other benefits, health and safety at work and injuries at work.

29.
Any action (including act and/or omission) related to the business relationships between the Company and its customers and/or suppliers (whether in the ordinary course of business of the Company or not).

30.
Change in the structure of the Company or reorganization and/or any action and decision relating to them, as well as any action in which the Company and/or an affiliate company is involved and/or their officers in connection with the holding and/or change in the holding of the shareholders in the Company or an affiliate company, including the sale, purchase or reorganization of such shareholder’s holdings and in relation to all of these including, but without derogating from the generality of the foregoing, merger, split, arrangement, change of capital, liquidation, sale or purchase, offer, allocation or distribution (as defined in the Companies Law); and any action related to the acquisition and/or sale of holdings in another company (including by a related party or with the involvement of a related party) and/or any engagement, action or decision in connection with the holding of the Company in another company as aforesaid.

31.
Any of the events listed above, including whether committed by an affiliate company (as defined in the preamble to this indemnification letter) or made in connection therewith, and any of the events listed above, in connection with serving as a director or another officer in the Company and/or on the Company’s behalf or at its request in an affiliate company as aforesaid.

32.
Any provision in this addendum above shall not derogate from the generality of any other provision. In addition, any provision in this addendum relating to the performance of a particular action, shall be interpreted as also relating to non-performance or avoidance of performance of that action or performance in part and as including all actions and decisions underlying that action and which have been performed (or have not been performed) in connection with its execution, unless the context of issues in a particular provision does not tolerate such an interpretation. For the avoidance of doubt, it is clarified that any event in this addendum, including any transaction, action, act, omission or breach, shall be interpreted as relating to an event outside Israel and/or (as the case may be) also to the law, laws, regulations, rules and guidelines, under the foreign law.

TVPAGE, INC.
(the “Company”)

EXEMPTION LETTER

(In accordance with the provisions of the Company’s charter documents and the
Israeli Companies Law – 1999 (the “Companies Law”)

Dear Mr./Mrs._____ID number_____

Whereas	you are serving as an officer in the Company and/or in a relatedcompany (as defined below) (an “officer”);

And Whereas
in order to ensure, inter alia, the independence and exercise of free discretion of the officers and allow the officers to perform their duties properly and in the best interest of the Company, to invest the inputs required to perform their duties and obligations under the law and act in a professional and responsible manner in the best interest of the Company, among other things, given the risks involved in the Company’s operations and the personal responsibility imposed by law on the officers for their actions, the Company wishes to grant the officers an exemption letter in the version set forth below, in accordance with the Companies Law, the Company’s charter documents, the Company’s compensation policy and the resolutions of the Company’s competent organs;

And Whereas	the charter documents of the Company allow the Company to exempt in advance the officers of the Company and/or an affiliate company (as defined below);

And Whereas
the Company’s board of directors (the “exemption resolution”) resolved to approve the issuance of exemption letters to officers of the Company, as shall be from time to time, including in respect of their tenure, at the Company’s request, as an officer of an affiliate company (as defined below) as well as to the Company’s employees who are officers in an affiliate company, as shall be from time to time, in accordance with the Companies Law, the conditions set forth in this letter and the provisions of any law;

And Whereas	the shareholders of the Company approved the issuance of such exemption letters;

Therefore, the Company approves and undertakes, subject to the provisions of any law, to you as follows:

1.
Subject to the provisions of the Companies Law, the charter documents of the Company and the provisions of this letter, the Company releases you from liability for any damage of any type caused or to be caused, directly or indirectly, to the Company and/or any other company in which the Company holds and/or shall hold shares from time to time, directly or indirectly, or that the Company has any interest therein (an “affiliate company”), due to any decision, act or omission (including any derivative of the above) that constitutes a breach of a duty of care by you towards the Company.

2.
Notwithstanding the foregoing, the above exemption shall not apply to any act or omission of an officer with respect to a decision or transaction in which a controlling shareholder or any officer in the Company (including an officer other than the officer to whom an exemption letter is granted) has a personal interest therein.

3.
This exemption letter shall be valid and shall apply to any action and/or omission committed or to be committed by you, directly or indirectly, during the entire period of your tenure as an officer in the Company and/or an affiliate company and shall remain valid even upon the conclusion of your tenure in the Company and/or an affiliate company (provided that the actions for which the exemption from liability is granted were carried out or to be carried out during your tenure as an officer in the Company and/or in an affiliate company).

4.	This exemption letter shall be interpreted broadly in favor of the officer and in the manner intended for the fulfillment of all its provisions and purpose.

5.
In the event of a conflict (which cannot be settled) between any provision in this exemption letter and a provision of a law that cannot be conditioned upon, amended or added to, said provision of law shall apply only to the extent necessary to prevent said conflict, without prejudice or derogation from the validity of this exemption letter and the validity of the other provisions. In addition, if it is determined that a particular provision in this exemption letter is not enforceable and/or is legally invalid for any reason, it shall not harm or detract from the validity of the other provisions of this letter.

6.
This exemption letter is not intended to prejudice and/or derogate from the validity of the indemnification letters granted and/or to be granted to you by the Company and/or an affiliate company and/or from any insurance coverage in connection with your tenure as an officer in the Company and/or an affiliate company.

7.	This exemption letter does not constitute a contract in favor of a third party and is not subject to assignment, but shall also apply to your estate.

8.	For the purposes of this exemption letter, the meaning of the term “officer” shall be interpreted within the meaning defined in the Companies Law - 1999, including legal counsel and company secretary.

In witness thereof the Company has executed this document by its authorized signatories

_______________	_______________
Date	TVPAGE, INC.

I hereby confirm the receipt of this exemption letter and approve my consent to its terms:

_______________	_______________
Date	Officer’s signature

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